Dear Investor:

I am pleased to provide you with this prospectus for MCDirect Shares-- McDonald's direct stock purchase plan. This Plan provides investors with a convenient way to begin and build their McDonald's share ownership and reinvest dividends.

McDonald's is one of the world's best-known global foodservice retailers, with more than 30,000 restaurants in over 100 countries, serving about 46 million people a day.

We will build on our global leadership and strive to achieve our vision to be the world's best quick service restaurant experience by consistently satisfying customers around the world through outstanding quality, service, cleanliness and value.

I look forward to sharing ownership of McDonald's and our future with you.

Sincerely,

Jim Cantalupo

Chairman and Chief Executive Officer

February 2003

MCDirect Shares Prospectus

We are pleased to offer MCDirect Shares (the "Plan"), a direct stock purchase plan that provides investors with a convenient way to begin and build their McDonald's share ownership and reinvest dividends.

> UNDER THE PLAN, YOUR CASH DIVIDENDS WILL AUTOMATICALLY BE REINVESTED IN ADDITIONAL SHARES OF MCDONALD'S COMMON STOCK ("STOCK").

> IF YOU ARE NOT A SHAREHOLDER, YOU MAY ENROLL BY INVESTING AT LEAST $500 OR BY AUTHORIZING AUTOMATIC MONTHLY INVESTMENTS OF AT LEAST $50.

> IF YOU HOLD AT LEAST 10 SHARES OF MCDONALD'S STOCK IN YOUR NAME, YOU MAY
ENROLL.

> IF YOU HOLD LESS THAN 10 SHARES IN YOUR NAME, YOU MAY ENROLL BY INVESTING AT LEAST $500 OR BY AUTHORIZING AUTOMATIC MONTHLY INVESTMENTS OF AT LEAST $50.

> IF YOU ARE A MCDONALD'S SYSTEM MEMBER, YOU MAY JOIN THE PLAN AND INVEST IN MCDONALD'S STOCK BY AUTHORIZING PAYROLL DEDUCTION CONTRIBUTIONS TO THE PLAN OF AT LEAST $20 PER INVESTMENT, IF OFFERED BY YOUR EMPLOYER.

> IN THE UNITED STATES, YOU MAY OPEN A CUSTODIAL ACCOUNT FOR A MINOR UNDER THE UNIFORM GIFTS/TRANSFERS TO MINORS ACT BY INVESTING AT LEAST $100, AUTHORIZING MONTHLY AUTOMATIC INVESTMENTS OF AT LEAST $50 OR TRANSFERRING AT LEAST ONE SHARE TO THE MINOR.

> YOU MAY ENROLL BY MAIL OR ONLINE AT WWW.MCDONALDS.EQUISERVE.COM.

> ONCE ENROLLED, YOU MAY MAKE ADDITIONAL INVESTMENTS OF $50 OR MORE BY MAIL OR ONLINE AT WWW.MCDONALDS.EQUISERVE.COM.

>IF YOU ARE A SHAREHOLDER, YOU MAY DEPOSIT YOUR MCDONALD'S STOCK CERTIFICATES WITH OUR PLAN ADMINISTRATOR FOR SAFEKEEPING, WHETHER OR NOT YOU PARTICIPATE IN THE PLAN.

> YOU MAY ESTABLISH A TRADITIONAL, EDUCATION OR ROTH INDIVIDUAL RETIREMENT ACCOUNT (IRA) THAT INVESTS IN MCDONALD'S STOCK.

> YOU WILL BE REQUIRED TO PAY FEES IN CONNECTION WITH THE PLAN. THESE FEES ARE DESCRIBED IN THIS PROSPECTUS. IN ADDITION TO THESE FEES, THE IRA TRUSTEE WILL CHARGE IRA PARTICIPANTS WITH APPLICABLE FEES AND EXPENSES, WHICH ARE DESCRIBED IN A SEPARATE IRA TRUST AND DISCLOSURE STATEMENT REFERENCED IN THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED MCDONALD'S STOCK OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS FEBRUARY 7, 2003.

TABLE OF CONTENTS

2   McDonald's Corporation
2   MCDirect Shares
6   Transaction or Plan
    Service Fees
8   Income Taxation
8   Where To Get More
    Information
9   Use of Proceeds
9   Plan of Distribution
9   Legal Matters
9   Experts
9   Inquiries

MCDONALD'S CORPORATION

McDonald's Corporation, together with its subsidiaries and affiliates (hereinafter, collectively referred to as the "Company" or as "McDonald's"), operates in the food service industry and primarily operates in the quick service restaurant businesses under the McDonald's brand. These restaurants serve a varied, yet limited, value-priced menu. In addition, McDonald's operates other restaurant concepts under its Partner Brands: Boston Market, Chipotle and Donatos Pizzeria. In February 2001, McDonald's acquired a minority interest in Pret A Manger. In December 2002, McDonald's acquired a preferred equity interest in Fazoli's, and acquired a majority interest in a joint venture to develop and operate a limited number of Fazoli's restaurants. All restaurants are operated by the Company or, under the terms of franchise arrangements, by franchisees who are independent entrepreneurs, or by affiliates operating under joint-venture agreements between McDonald's or its subsidiaries and local business people. McDonald's operations are designed to assure consistent quality of product, cleanliness and efficiency and speed of service at every restaurant. McDonald's operates more than 30,000 restaurants, located in more than 100 countries. Our principal executive offices are located at One McDonald's Plaza, Oak Brook, IL 60523; our telephone number is 1-630-623-3000.

MCDIRECT SHARES

PURPOSE

MCDirect Shares is a direct stock purchase plan that provides investors with a convenient way to begin and build their McDonald's share ownership and reinvest dividends.

ADMINISTRATION

The MCDirect Shares Plan Administrator is EquiServe Limited Partnership and its subsidiary, EquiServe Trust Company, N.A. (hereinafter, collectively referred to as "EquiServe", "Plan Administrator" or "Administrator"). The Plan Administrator purchases and holds shares purchased under the Plan, maintains records, sends statements of account to participants, and performs other duties related to the Plan.

ELIGIBILITY AND ENROLLMENT

You are eligible to participate in the Plan if you meet the requirements described below. Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, if you live outside the U.S., you should first determine whether you are subject to any governmental regulations prohibiting your participation in the Plan or affecting the terms of the Plan. McDonald's has the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations.

You will be charged transaction fees for participating in the Plan (including a $5.00 enrollment fee), certain investment fees and, if applicable, additional IRA fees. The enrollment fee, as well as an investment fee, will be deducted from your initial investment. See "Transaction or Plan Service Fees" on page 6.

SHAREHOLDERS

If you hold at least 10 shares of McDonald's stock in your name, or one share registered in custodial name for a minor, you or the minor, respectively, may join the Plan. If you hold less than 10 shares in your name, you may join the Plan by making an initial investment of at least $500 (or $100 for custodial accounts) or by authorizing automatic monthly investments of at least $50 per month. You can get started by returning a completed enrollment form to the Plan Administrator or by enrolling online at WWW.MCDONALDS.EQUISERVE.COM. See "Methods of Investment--Automatic Monthly Investments" on page 3.

NON-SHAREHOLDERS

If you do not currently own McDonald's stock, you may join the Plan by making an initial investment of at least $500 (or $100 for custodial accounts) or by authorizing automatic monthly investments of at least $50 per month. You can get

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started by returning a completed enrollment form to the Plan
Administrator or by enrolling online at WWW.MCDONALDS.EQUISERVE.COM. See "Methods of Investment--Automatic Monthly Investments" on this page.

MCDONALD'S SYSTEM MEMBERS

If you are a McDonald's System member, you may also join the Plan by returning a completed enrollment form to your human resources representative and authorizing payroll deduction contributions to the Plan of at least $20 per investment, if offered by your employer. The McDonald's System members include McDonald's franchisees and suppliers, their employees and employee benefit plans, as well as employees of McDonald's, its subsidiaries and affiliates. See "MCDirect Shares--Eligibility and Enrollment" on page 2 and "Methods of Investment--Payroll Deductions" on page 4.

"STREET NAME" HOLDERS

If your shares are held by a bank, broker or trustee, you may join the Plan by directing your bank, broker or trustee to register at least 10 shares (or one share for custodial accounts) of McDonald's stock directly in your name or the custodial name for a minor. You can then get started by returning a completed enrollment form to the Plan Administrator or by enrolling online at WWW.MCDONALDS.EQUISERVE.COM.

INDIVIDUAL RETIREMENT ACCOUNT (IRA)

You can establish a Traditional IRA, Roth IRA, or Education IRA that invests in McDonald's stock by making an initial investment to the IRA of at least $500 or by transferring at least 10 shares of McDonald's stock or $500 or more from an existing IRA. You should be aware that the IRA Trustee administers IRAs in compliance with U.S. Internal Revenue Service requirements. The IRA trust agreement and disclosure statement describes how IRAs will be administered and as such, the terms described therein supersede the terms of MCDirect Shares. You can get started by returning an IRA Enrollment Form and an IRA Funds Transfer Form to the Plan Administrator. These forms and an IRA trust agreement and disclosure statement, including information regarding fees, are available from the Plan Administrator by calling 1-800-621-7825. See "Individual Retirement Account (IRA) Fees/Expenses" on page 6.

METHODS OF INVESTMENT

Investments cannot exceed $250,000 per calendar year and must be made in U.S. dollars. For the purpose of applying this limit, all investments during any calendar year (including initial and ongoing investments, but excluding dividend reinvestments and share deposits) are aggregated. The Plan Administrator will arrange for the purchase of shares for your account, but will not pay interest on amounts pending investment.

    You may be charged fees to invest in McDonald's stock under the Plan. See "Transaction or Plan Service Fees" on Page 6.

OPTIONAL SINGLE INVESTMENTS

Once enrolled, you may make additional investments of $50 or more through the Plan online at WWW.MCDONALDS.EQUISERVE.COM or by mailing a check for at least $50, payable to EquiServe. Please mail the completed transaction form located on your account statement or transaction advice, along with your investment, to the address specified on the form. Any individual or entity (including McDonald's) may make additional cash investments for any participant or eligible investor as a gift, award or as an incentive for future performance.

AUTOMATIC MONTHLY INVESTMENTS

If you wish to make regular monthly cash investments, you may authorize an automatic monthly withdrawal of at least $50 from your U.S. bank account. To get started, you must complete and return the automatic investment section of the enrollment form or authorize automatic ongoing investments online at WWW.MCDONALDS.EQUISERVE.COM. Funds will be deducted from your account on the 15th of each month or the last day of each month (whichever date you choose),

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or if the date falls on a bank holiday or weekend, the next business day.
Please allow up to four weeks for the first automatic investment to begin. To change or terminate automatic investments, you must notify the Plan Administrator in writing at least six business days before the next automatic debit date.

PAYROLL DEDUCTIONS

If you are a McDonald's System member, you may authorize payroll deduction contributions to the Plan of at least $20 per investment, if offered by your employer. You should contact your personnel department or human resources representative to determine if payroll deductions are available to you and what the procedures are for initiating, changing and terminating payroll deductions.

DIVIDENDS

By participating in the Plan, your cash dividends on shares, including fractional shares held in the Plan, along with any certificated shares, will be automatically reinvested in additional shares of McDonald's stock. Cash dividends are declared and paid on an annual basis at the discretion of the Board of Directors.

TRANSFER OF SHARES FROM STREET NAME

If a bank, a broker, a trustee or other agent holds your shares, you may transfer these shares to a Plan account by directing your agent to register these shares directly in your name, using the same name/registration as on your existing Plan account.

SHARE PURCHASES

Shares will be purchased by the Plan Administrator either on the open market or directly from McDonald's. Shares purchased on the open market may be made on any stock exchange in the United States where McDonald's stock is traded, in the over-the-counter market or by negotiated transactions on terms the Plan Administrator reasonably determines at the time of purchase. In rare instances, purchases may be delayed to meet temporary curtailment or suspension of trading based on the actions of regulators and market administrators or emergency circumstances affecting receipt and execution of orders by brokers or market facilities. Any shares purchased by the Plan Administrator from McDonald's will be made in accordance with applicable requirements. Neither McDonald's nor any participant shall have any authority or power to control the timing or pricing of shares purchased, or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of McDonald's stock. That is, if you send in an initial or optional single cash investment or authorize automatic ongoing investments or payroll deductions, it is possible that the market price of McDonald's stock could go up or down before the broker purchases stock with your funds. In addition, you will not earn interest on investments for the period before the shares are purchased. You will be charged fees to purchase shares of McDonald's stock under the Plan. See "Transaction or Plan Service Fees" on page 6.

    Purchases will be made weekly, but may be made daily when practicable. If any such date is a day when the stock market is not open, purchases will be made the next business day. When McDonald's stock is purchased on the open market, your price per share will be the weighted average purchase price of shares purchased on that date. In the case of purchases from McDonald's, your price per share will be the average of the high and low sales prices of McDonald's stock, as reported on the New York Stock Exchange Composite Tape, on that date.

SALES OF MCDONALD'S STOCK

You may sell any number of whole shares in your Plan account or safekeeping account by calling 1-800-Mc1-STCK or by accessing your account on a secured website at WWW.MCDONALDS.EQUISERVE.COM and providing the required account identification and security information, or by completing and returning the appropriate section of a transaction form to the Plan Administrator. The Plan Administrator will sell those shares, along with shares to be sold for other accounts, as promptly as practicable at 100 percent of the then current market price of McDonald's stock and

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will send you a check or wire the sales proceeds, less any sales and trading fees. Note that the sales fees in effect under the Plan at the time a sales transaction is executed apply to all sales transactions through the Plan regardless of when or how the shares sold were acquired. See "Transaction or Plan Service Fees" on page 6.

    Alternatively, you can choose to sell your shares through a stockbroker of your choice. In that case, you must request that your shares be moved to your broker or have the Plan Administrator issue a certificate for your shares. If you elect to sell through a broker, you will pay whatever sales fees are charged by your broker, rather than the sales fees provided under the Plan.

WITHDRAWAL FROM THE PLAN/ISSUANCE OF CERTIFICATES

You can withdraw some or all of your shares from your Plan account by properly notifying the Plan Administrator. The Plan Administrator will transfer your shares to a book-entry account maintained by the Plan Administrator, unless you request a certificate.

    Certificates will be issued for whole shares only. If your request involves a fractional share, a check for the value of the fractional share (less applicable fees) will be mailed to you. Please allow three to five business days to process your request.

    Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed. In addition, checks will be payable to the name(s) in which the account is registered, unless otherwise instructed. If the certificate or check is to be issued in a name other than your Plan or safekeeping account registration, the signature(s) on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program.

    The Plan Administrator will process notices of withdrawal and uninvested funds will be returned to you as soon as practicable, without interest. If your request to withdraw from the Plan is received on or after a dividend record date, but before the dividend payment date, your withdrawal will be processed as soon as practicable, and a separate dividend check will be mailed to you within five business days after the dividend payment date. Future dividends will be paid in cash, unless you rejoin the Plan.

SAFEKEEPING OF YOUR STOCK CERTIFICATES

Shares of McDonald's stock that you buy under the Plan will be maintained in your Plan account in book-entry for safekeeping. You will receive an annual statement detailing the status of your holdings. McDonald's shareholders who do not participate in the Plan may use the Plan's "safekeeping" service to deposit their McDonald's stock certificates at no cost. Because McDonald's and the Plan Administrator are responsible for the safekeeping of McDonald's stock certificates deposited with the Plan, you no longer bear the risk and cost associated with the loss, theft or destruction of stock certificates so deposited. Shareholders using this service who are not Plan participants will receive dividends in cash until they enroll in the Plan. With safekeeping, you can take advantage of the transfer and sale of shares features of the Plan. Certificates will be issued upon request to the Plan Administrator. See "Withdrawal from the Plan/Issuance of Certificates" on this page.

    To use the safekeeping service, send your certificates to the Plan Administrator by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificates or complete the assignment section. If you mail the certificates, you may want to insure them for 2 percent of their value to cover their accidental loss during mailing.

GIFT/TRANSFER OF SHARES

You may gift or transfer McDonald's stock held in your Plan or safekeeping account to anyone you choose. You will not be charged any fees to gift or transfer share(s) under the Plan. In order to transfer some or all of your Plan shares or shares held in safekeeping, you must send the Plan Administrator signed transfer instructions. Your signature must be guaranteed by a bank or other financial institution participating in the Medallion Guarantee program.

    If you are opening a new Plan account, you must send a completed enrollment form, a $5.00 enrollment fee and instructions to transfer at least 10 shares (or one share for a custodial account). If you transfer fewer than 10 shares, they will be held in the Plan's "safekeeping" service at no cost. See "Safekeeping of Your Stock Certificates" on page 5.

TRANSACTION OR PLAN SERVICE FEES

ENROLLMENT FEE                                                                  $ 5.00
----------------------------------------------------------------------------------------------------
INVESTMENT FEES
via optional one-time investment                                                $ 6.00
via automatic ongoing monthly investments                                       $ 1.50
via payroll deduction                                                           $    0
via dividend reinvestment                                                       $    0
----------------------------------------------------------------------------------------------------
SALES FEES
per transaction                                                                 $15.00
plus a per share sales fee (the per share sales fee is capped
  at $35.00 within a single transaction*)                                       $  .15

PROCEEDS VIA WIRE                                                  domestic add $25.00
                                                              international add $50.00
----------------------------------------------------------------------------------------------------
FEE FOR BOUNCED CHECKS OR REJECTED AUTOMATIC INVESTMENTS                        $20.00
----------------------------------------------------------------------------------------------------

* THE MAXIMUM TOTAL FEE A PARTICIPANT WILL PAY TO SELL SHARES THROUGH THE
  PLAN IN A SINGLE TRANSACTION IS $50.00. MCDONALD'S WILL MAINTAIN THE $35 CAP ON PER SHARE SALES FEES WITHIN A SINGLE TRANSACTION THROUGH FEBRUARY 7, 2005, SO LONG AS THE PLAN REMAINS IN EFFECT AND IS NOT TERMINATED.

The Plan Administrator will deduct the applicable fees from proceeds due from a sale or funds received for investment. McDonald's will not increase any of the fees under MCDirect Shares through June 10, 2004, so long as the Plan remains in effect and is not terminated.

    Because of the structure of the Plan fees, the cost to participate in the Plan on a per share basis decreases with the number of shares bought or sold in a single transaction, except for payroll deduction. For this reason, you should carefully consider the impact of the costs of participation in the Plan on your investment returns.

INDIVIDUAL RETIREMENT ACCOUNT (IRA) FEES/EXPENSES

In addition to the fees described above, the IRA Trustee will charge IRA participants with applicable fees and expenses, including an annual IRA account fee. These fees and any future fee increases are described in the IRA trust agreement and disclosure statement available by calling the Plan Administrator at 1-800-621-7825. The annual IRA fee will be deducted from your initial investment, or can be paid separately. Future annual IRA fees will be deducted from your Plan account by selling sufficient shares to cover the fee, unless paid separately. Beginning no earlier than June 10, 2004, the IRA Trustee will increase IRA fees, which are described in the IRA trust agreement and disclosure statement. See "Individual Retirement Account (IRA)" on page 3.

ACCOUNT STATEMENTS

The Plan Administrator will establish and maintain a separate account under the Plan for you. You will receive transaction advices for account activity (except reinvested dividends and payroll deductions) and an annual statement listing your transactions. Online access to your account information is available at the secured website, WWW.MCDONALDS.EQUISERVE.COM. For additional sources of account information, see "Inquiries" on page 9.

STOCK SPLITS; STOCK DIVIDENDS; OTHER DISTRIBUTIONS

In the event dividends are paid in McDonald's stock, or if McDonald's stock is distributed in connection with any stock split or similar transaction, your account will be adjusted accordingly.

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VOTING OF PROXIES

You will receive proxy materials, including a proxy for shares of McDonald's stock held in your Plan account either via mail, or with your consent at WWW.ECONSENT.COM/MCD, via an e-mail with links to view the materials and vote your shares online. Either way, the proxy will be voted as indicated by you. If you do not vote your proxy by phone, via the Internet, or return a proxy card by mail; or if you return a proxy card unsigned prior to the fifth calendar day before a shareholder meeting, the Plan Administrator will vote your Plan shares in accordance with the majority of the Plan shares voted by participants.

RESPONSIBILITY OF THE PLAN ADMINISTRATOR AND MCDONALD'S

Neither McDonald's nor the Plan Administrator will be liable for any act they do in good faith or for any good faith omission to act. This includes, without limitation, liability for: the failure to terminate your account upon your death prior to receiving written notice, or any purchase or sale prices reflected in your Plan account or the dates of purchases or sales of your Plan shares or any fluctuation in the market value after purchase or sale of shares.

    Neither McDonald's nor the Plan Administrator can assure a profit or protect you against a loss on the shares you purchase under the Plan. The payment of dividends is at the discretion of the McDonald's Board of Directors and will depend on future earnings, the financial condition of McDonald's and other factors. The Board may change the amount and timing of dividends at any time without notice.

MODIFICATION OR TERMINATION OF THE PLAN

McDonald's may modify or terminate the Plan at any time and, in such event, participants will be so notified in writing sent by U.S. Mail at least thirty
(30) days in advance of the effective date of any modification or termination. The Administrator also reserves the right to change any administrative procedures of the Plan.

APPLICATION OF MODIFICATION OR TERMINATION

Any modification made to or termination of the Plan will apply to a participant's holdings in the Plan at the time the modification or termination becomes effective and to transactions occurring thereafter, regardless of when or how the shares were acquired.

INTERPRETATION OF THE PLAN

McDonald's may interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and resolve questions or ambiguities concerning the various provisions of the Plan.

GOVERNING LAW

The Plan is governed by and construed in accordance with the laws of the State of Illinois.

CHANGE OF ELIGIBILITY; TERMINATION

The Plan Administrator will from time to time review your Plan account to determine whether you continue to be eligible to participate in the Plan. If the Plan Administrator determines that you are no longer eligible to participate, or if the Plan is terminated, the Plan Administrator will notify you in writing. The Plan Administrator will transfer all of your shares of McDonald's stock in your Plan account to a book entry/safekeeping account maintained by the Plan Administrator, unless otherwise instructed. Please allow up to 30 days for this transfer. You may request a certificate for your whole shares and a check for the value of any fractional shares (based on the then current market price, less applicable fees). You may also request a sale of your shares. See "Sales of McDonald's Stock" on page 4. If your account consists of only a fractional share, the Plan Administrator may close your account by notifying you in writing and sending a check to you for the value of the fractional share based on the last sale price for any whole shares sold, less any sales and trading fees. See "Transaction or Plan Service Fees" on page 6.

INCOME TAXATION

TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN CAN VARY DEPENDING ON EACH PARTICIPANT'S TAX SITUATION. THIS SUMMARY IS NOT A COMPREHENSIVE SUMMARY OF ALL TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOUR PARTICIPATION IN THE PLAN. IN ADDITION, SPECIAL TAX CONSIDERATIONS MAY APPLY TO CERTAIN PARTICIPANTS, SUCH AS THOSE IN NON-U.S. COUNTRIES AND THOSE PARTICIPATING THROUGH AN IRA. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE CONSEQUENCES OF PARTICIPATION IN THE PLAN IN LIGHT OF CURRENT AND PROPOSED FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAXATION

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not received them in cash. You will receive an annual statement from the Plan Administrator indicating the amount of the reinvested dividend reported to the U.S. Internal Revenue Service as dividend income.

FOREIGN PARTICIPATION/TAXATION

Regulations in certain countries may limit or prohibit participation in this type of plan. Therefore, if you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan or affect the terms of the Plan. McDonald's has the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations. Tax consequences of participating in the Plan may vary under foreign laws or regulations and you should determine the tax treatment of Plan features, such as dividend reinvestment, before you decide to invest through the Plan.

WHERE TO GET MORE INFORMATION

McDonald's files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information filed by McDonald's at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by contacting the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. SEC filings are also available to the public at the SEC's website at WWW.SEC.GOV. You can access SEC filings and sign up for e-mail notification of certain financial releases on McDonald's website at WWW.INVESTOR.MCDONALDS.COM.

    The following documents filed with the SEC are incorporated by reference into this prospectus and are considered a part of this prospectus:

(a) our current reports on Form 8-K, filed with the SEC on December 10, 2002, and January 28, 2003;

(b) our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(c) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

(d) an amendment to the Registration Statement on Form 10, filed with the SEC on April 23, 1991, that contains a description of McDonald's stock, and any amendment or report that McDonald's files later to update that description.

    Later information that McDonald's files with the SEC will update this information. McDonald's is also incorporating by reference all documents that McDonald's files with the SEC pursuant to Sections 13 (a), 13 (c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus.

    McDonald's will provide, at no cost, any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. Written or telephone requests should be directed to: McDonald's Shareholder Services, McDonald's Corporation, Kroc Drive, Oak Brook, Illinois 60523, telephone: 1-630-623-7428. McDonald's Summary Annual Report, MCDirect Shares Plan brochure/prospectus/enrollment form and financial information are available on our website at WWW.INVESTOR.MCDONALDS.COM.

    You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. McDonald's has authorized no one to provide you with different information. McDonald's is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date of the document.

USE OF PROCEEDS

McDonald's will receive proceeds from the purchase of McDonald's stock under the Plan only if purchases are made directly from McDonald's, and not from open market purchases by the Plan Administrator. Proceeds received by McDonald's from such purchases shall be used for general corporate purposes.

PLAN OF DISTRIBUTION

McDonald's stock offered pursuant to the Plan will be purchased in the open market or, at McDonald's option, directly from McDonald's. You will be charged fees for participating in the Plan. See "Transaction or Plan Service Fees" on page 6. IRA participants will also be charged applicable fees and expenses as set forth in the IRA trust agreement and disclosure statement. See "Individual Retirement Account (IRA) Fees/Expenses" on page 6. McDonald's will pay all other costs related to the administration of the Plan.

LEGAL MATTERS

Shelby Yastrow, a former Executive Vice President of McDonald's, has given his opinion regarding the legality of the stock covered by this prospectus. Mr. Yastrow owns shares of McDonald's stock, and he is eligible to participate in the Plan.

EXPERTS

The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated in this prospectus by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

INQUIRIES

BY PHONE

For information about your account, call the Plan Administrator at 1-800-Mc1-STCK (U.S. and Canada), 1-781-575-2731 (call collect outside of the U.S.) or 1-201-222-4489 (TDD# for hearing impaired). An automated response system providing account balance, stock prices and other information is available 24 hours, 7 days a week. Representatives are available weekdays between 9:00 a.m. and 5:00 p.m., Eastern Standard Time.

VIA THE INTERNET

Account information is available on the secure website, WWW.MCDONALDS.EQUISERVE.COM. To access your account, you will need McDonald's issue number (9826), your account number, U.S. Social Security Number, if applicable, and password. To obtain a password, follow the instructions on the website or call the Plan Administrator at 1-800-Mc1-STCK (U.S. and Canada), 1-781-575-2731 (other countries may call collect) or 1-201-222- 4489 (TDD# for hearing impaired); or write via e-mail to MCDFCT@EQUISERVE.COM.

BY MAIL

Send correspondence to McDonald's Shareholder Services, c/o EquiServe, P.O. Box 43074, Providence, RI 02940-3074. Mail MCDirect Shares enrollment forms to McDonald's Shareholder Services, c/o EquiServe, P.O. Box 1506, Newark, NJ 07101-9628. Once enrolled in the Plan, mail optional investments to McDonald's Shareholder Services, c/o EquiServe, P.O. Box 13531, Newark, NJ 07188-0001. Please include a transaction form, found at the bottom of your account statement or transaction advice, or a letter that includes your account number and your daytime telephone number.

STATE STREET GLOBAL MARKETS, LLC                 225 Franklin Street, 19th Floor
                                                 Boston, MA 02110

Dear Investor:

The enclosed investment program material describes a plan that is designed to provide individual investors with a convenient way to purchase company stock.

   The investment program administrator's web site for shareholders is WWW.EQUISERVE.COM. This site provides additional information on the program. In addition, if you decide to open an account, you will be joining more than 20 million other shareholders who are able to view and manage their accounts on-line at this versatile web site.

   Please review the investment program material for complete details. State Street Global Markets, LLC has sent you this material on behalf of the program administrator to comply with the securities laws and regulations of certain states.

   The program administrator has provided the forms you will need to establish an account and explained the ways in which you can reach it by phone, Internet and U.S. mail. For faster service, please contact the program administrator directly.

Thank you for your interest,

State Street Global Markets, LLC

Mutual funds and other securities are not bank deposits, are not FDIC insured and are not obligations of or guaranteed by State Street Bank, or any of their affiliates, and involve investment risks, including the possible loss of the principal amount invested. In addition, this letter is not a recommendation for the program and, while we believe that the accompanying material is adequately precise, we cannot assume any responsibility for the accuracy of the statements made therein. State Street Global Markets LLC, member NASD, SIPC, BSE and MSRB.

THIS PROSPECTUS should be read in conjunction with the documents incorporated by reference therein. There shall be no sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

QUESTIONS regarding MCDirect Shares should be directed to McDonald's Shareholder Services at 1-800-Mc1-STCK (U.S. and Canada), 1-781-575-2731 (other countries may call collect) or 1-201-222- 4489 (TDD# for hearing impaired).

The following trademarks used herein are owned by McDonald's Corporation:
McDonald's, The Golden Arches Logo, MCDirect Shares, The Design of Ronald McDonald, 1-800-Mc1-STCK.

(C)2003 McDonald's Corporation
McD 5-2908  rev. 2/03
Printed in the U.S.A.

Printed on recycled paper with
30% post-consumer content